UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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TRW AUTOMOTIVE HOLDINGS CORP.
(Name of Registrant as Specified In Its Charter)

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This filing consists of the following documents:

•                  Corporate Internal Announcement sent to management employees of TRW Automotive Holdings Corp. (the “Company”) on September 15, 2014 relating to the proposed transaction among  the Company , ZF Friedrichshafen AG (“Parent”)  and MSNA, Inc. (the “Proposed Transaction”) and posted to the Company intranet website.

•                  Employee Q&A sent to management employees of the Company on September 15, 2014 relating to the Proposed Transaction.

•                  General Q&A sent to management employees and sales account directors of the Company on September 15, 2014 relating to the Proposed Transaction.

•                  Form of letter sent to customers of the Company on September 15, 2014 relating to the Proposed Transaction.

•                  Transcript of Investor Call held on September 15, 2014 relating to the Proposed Transaction.

•                  Transcript of management call held on September 15, 2014 relating to the Proposed Transaction.

FORWARD LOOKING STATEMENTS

This communication includes “forward-looking statements,” as that term is defined by the federal securities laws. The forward-looking statements include statements concerning regulatory approvals and the expected timing, completion and effects of the proposed merger, the Company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. When used in this communication, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” and future or conditional verbs, such as “will,” “should,” “could” or “may,” as well as variations of such words or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements are so designated. All forward-looking statements are based upon our current expectations and various assumptions, and apply only as of the date of this communication. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will be achieved.

There are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from those suggested by our forward-looking statements.  These risks and uncertainties include the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; the effect of the announcement of the proposed merger on the Company’s relationships with its customers, operating results and business generally; the risk that the proposed merger will not be consummated in a timely manner; economic conditions adversely affecting our business, results or the viability of our supply base; risks associated with non-U.S. operations, including economic and political uncertainty in some regions, adversely affecting our business, results or financial condition; the unsuccessful implementation of our current expansion efforts adversely impacting our business or results; any developments related to antitrust investigations adversely affecting our financial condition, results, cash flows or reputation; pricing pressures from our customers adversely affecting our profitability; global competition adversely affecting our sales, profitability or financial condition; any disruption in our information technology systems adversely impacting our business and operations; any shortage of supplies causing a production disruption for any customers or us; the loss of any of our largest customers or a significant amount of their business, or a significant decline in their production levels, adversely affecting us; strengthening of the U.S. dollar and other foreign currency exchange rate fluctuations impacting our results; our contingent liabilities and tax matters causing us to incur losses or costs; any inability to protect our intellectual property rights adversely affecting our business or our competitive position; commodity inflationary pressures adversely affecting our profitability or supply base; costs or adverse effects on our business, reputation or results from governmental regulations; work stoppages or other labor issues at our facilities or those of our customers or others in our supply chain adversely affecting our business, results or financial condition; any increase in the expense of our pension and other postretirement benefits or the funding requirements of our pension plans reducing our profitability and other risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2013 under “Item 1A. Risk Factors”.

All forward-looking statements are expressly qualified in their entirety by such cautionary statements. We do not undertake any obligation to release publicly any update or revision to any of the forward-looking statements.

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ADDITIONAL INFORMATION AND WHERE TO FIND IT

This filing may be deemed solicitation material in respect of the proposed acquisition of the Company by Parent. In connection with the proposed merger transaction, the Company will file with the SEC and furnish to the Company’s stockholders a proxy statement and other relevant documents. This filing does not constitute a solicitation of any vote or approval. Stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain free of charge the proxy statement and other documents filed with the SEC at the SEC’s website at http://www.sec.gov.  In addition, the proxy statement and our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through our website at www.trw.com. as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in its definitive proxy statement filed with the SEC on Schedule 14A on March 26, 2014.

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TRW Corporate Internal Announcement

September 15, 2014

TRW Automotive to be Acquired by ZF Friedrichshafen

Today, TRW Automotive announced it has entered into a definitive agreement with ZF Friedrichshafen (ZF) under which ZF will acquire all outstanding shares of TRW for US$105.60 per share in an all-cash transaction valued at US$13.5 billion. The agreement has been unanimously approved by TRW’s Board of Directors and ZF’s Supervisory Board and Management Board.

John Plant, Chairman and CEO of TRW, said: “We have long respected ZF as a very successful company in our industry with similar values and focus on innovation. This transaction provides significant benefits for our shareholders who will receive full and certain value for their shares, as well as for our employees, customers and communities, all of which will reap the benefits of being part of a larger, more diversified global organization.  Our employees have shown admirable dedication in growing TRW into the formidable company it is today, and our strong performance is a testament to their hard work.”

ZF has announced that TRW will be integrated into ZF as a separate business division. Integration teams, with balanced representation from both companies, will be established in the near future to ensure a seamless integration while minimizing disruption for employees and customers. They will conduct a detailed review and provide recommendations to ensure that the combined company will take full advantage of the strengths in both companies and will be well positioned to secure the targeted growth in sales.

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TRW and ZF will continue to operate as separate companies until the deal is approved and completed.

The transaction is subject to antitrust and US foreign investment clearance and the approval of TRW’s stockholders as well as customary closing conditions.  The transaction is expected to close in the first half of 2015. We will provide regular updates of the deal progress using TRW’s intranet, as well as, to make available an electronic mechanism for employees to get questions answered.

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TRW/ZF Q & A — Employees

(For TRW Management Use Only — Not for Distribution)

1.	How will the two companies become integrated?

Integration teams, with balanced representation from both companies, will be established in the near future to ensure a seamless integration while minimizing disruption for employees and customers. They will conduct a detailed review and provide recommendations to ensure that the combined company will take full advantage of the strengths in both companies and will be well positioned to secure the targeted growth in sales.

2.	Will there be job losses or layoffs?

TRW and ZF will continue to operate as separate companies until the deal is approved and completed.  What we can say is that both ZF’s and TRW’s product lines are projecting growth in their respective businesses and have a strong track record based on high product quality and innovation. Any duplication in function will be reviewed and decided at a later date. As we know more details, we will communicate accordingly.

3.	Will my pay and benefits change?

TRW employees will continue to be paid and will receive their benefits package from TRW, subject to ordinary TRW review and possible modification of pay and benefits, until the transaction has been completed.

4.	Will work practices and policies change?

TRW employees will continue to be covered by current policies and will follow current work practices until there is communication that directs otherwise.

5.	Will I have a new contract?

Any employment contracts will continue with TRW, subject to their existing terms regarding possible contract termination, modification or assignment.

6.	Will my leader change?

TRW and ZF will continue to operate as separate companies until the deal is approved and completed.  Existing structures will remain in place until further information becomes available. As we know more details, we will communicate accordingly.

7.	Will there be new opportunities with the new company?

Until the deal is approved and completed, TRW will continue to operate as a standalone company. Employees will continue to have opportunities for development and learning within TRW. Upon the deal being completed, opportunities within the combined company will be communicated at that time.

8.	Will I have to relocate?

TRW and ZF will continue to operate as separate companies until the deal is approved and completed.  There may be future opportunities for some employees to relocate to other locations. As we know more details, we will communicate accordingly.

9.	Will TRW executive leadership remain?

TRW will continue to operate as a standalone company and will be led by TRW leadership until the deal is approved and completed. As we know more details, we will communicate accordingly.

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10.	When will I meet ZF leadership?

It is planned that we will provide a forum for senior ZF leadership to address TRW leadership on an introductory basis. The day to day operations will continue to be led by TRW leadership. As we know more details, we will communicate accordingly.

11.	If I have TRW stock can I sell it?

TRW stock will continue to be publicly traded until the deal is approved and completed.  Until completion, employees can continue to trade their TRW stock subject to any applicable TRW blackout policies and securities law or other legal restrictions.

12.	How will I be kept informed of the status of the transaction?

We will provide update information as it is available.

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TRW/ZF Q & A — General

(For TRW Management Use Only — Not for Distribution)

1.	What does the term “ZF and TRW have entered into a definitive agreement” to acquire all outstanding TRW shares mean?

The supervisory board of ZF and the board of directors of TRW have agreed that ZF will pay to each TRW shareholder $105.60 per share to acquire all the outstanding shares of TRW stock.  However, the sale is conditional on two other approval processes.  The first is that TRW shareholders approve the sale in a shareholder vote and the second is that various governments approve the sale.

2.	How long will it take to get those approvals?

The TRW shareholder vote is expected to take place during the fourth quarter of 2014. The deal is expected to close in the first half of 2015.

3.	Why do governments have to approve the sale?

Many countries have business competition agencies which review all significant mergers and acquisitions to ensure there is not too much concentration of businesses which could lead to less competition in an industry.

4.	Why did ZF want to purchase TRW?

ZF felt that TRW’s industry leading active and passive safety and electronics businesses combined with ZF’s advanced driveline and chassis/transmission businesses would create a global company that would excel in meeting the growing demand for semi- and fully-autonomous driving, safety and fuel efficiency.  The geographic and customer diversity of the two companies is also very complimentary and will create value.

5.	What will be the name of the combined company?

ZF Friedrichshafen AG. Known in the marketplace as ZF.

6.	Who will lead the combined company?

Current ZF CEO Dr. Stefan Sommer will remain as the leader of the combined organizations.

7.	Will the combined company be publicly or privately held?

The combined company will be privately held. [93% foundation?]

8.	Will TRW still remain a public company?

Yes, until the transaction closes, which requires the positive shareholder vote and government approvals noted above, TRW will remain a public company.

9.	Will TRW stock still exist?

Yes, until the deal closes and ZF purchases all outstanding TRW stock.

10.	What happens between now and when the sale is complete?

The employees at ZF and TRW need to focus on doing their jobs and delivering the business plans we have agreed to deliver. During the next few weeks integration teams will be formed with both TRW and ZF employees to study how to effectively integrate the two companies.

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11.	What happens after the sale is complete?

TRW will cease to be a public company but will be a significant division within ZF.

12.	Will TRW headquarters move to Germany?

The combined ZF/TRW company will be headquartered in Friedrichshafen, Germany. However, the metro Detroit area will remain a major business center for the company.

13.	If ZF sells its steering joint venture with Bosch, will there be an overlap of staff in steering between the two companies, and how does ZF intend to deal with this?

ZF Friedrichshafen AG agreed to sell its 50% stake in a steering systems joint venture to its partner Robert Bosch GmbH, as announced this morning in a joint release.

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September 15, 2014

<Name>

<Title>

<Company>

<Postal Address>

<City>, <State>  <Postal Code>

<country>

Ref: TRW Automotive to be Acquired by ZF Friedrichshafen

Dear <greeting line>,

Following a thorough due diligence process TRW Automotives Board of Directors and ZF Friedrichshafen AG’s Supervisory Board and Management Board approved the signing of a definitive agreement whereby ZF will acquire TRW by purchasing all of its outstanding shares. Further details of this transaction are the subject of a separate press release.

ZF has confirmed TRW will become one of its business divisions upon the transaction clearing all the customary approvals and closing in the first half of 2015.

As a valued customer and business partner of TRW, the purpose of this letter is to advise you personally of this pending change in ownership and to assure you of our commitment to further communicate as the transaction, and TRW’s integration into ZF, proceeds.

Should there be any immediate questions or concerns you would wish to raise, please don’t hesitate to contact me directly, or alternatively speak directly with your normal TRW contact person.

Until such time as there is more to communicate please consider the situation to be ‘business as usual.’ There will be no change in any of the interfaces responsible for the management of TRW’s business with you.

Please be assured we remain fully focused on our customers and in fulfilling the commitments we have entered into.

Yours sincerely,

Peter Lake

Executive Vice President

Sales and Business Development

Cc: <TRW Sales Director>

TRW AUTOMOTIVE INC.

Moderator: John Plant

09-15-14/9:00 a.m. ET

Confirmation # 5515876

TRW AUTOMOTIVE INC.

Moderator: John Plant

September 15, 2014

9:00 a.m. ET

Operator:

Good morning, ladies and gentlemen, this is the operator. There will be a slight delay in today’s conference call. Please — thank you for your patience. Your lines will again be placed on mute (and hold).

Good morning, and welcome to the TRW conference call. All lines have been placed on listen-only mode. As a reminder, the conference is being recorded. After the speaker’s remarks, there will be a question and answer period.

Due to today’s limitations on time, the company requests that participants limit follow up questions to one per caller. If you would like to ask a question during this time, please press star, then the number one, on your telephone keypad, and you’ll be entered into the question queue.

Alternatively, if you would like to withdraw your question, please press the pound key, and you’ll be removed from the queue. If you are using a speaker phone, or a hands free unit, please pick up your handset before presenting your question. I would now like to introduce your host for today’s conference call, Mr.  Mark Oswald, director of investor relation. Sir, you may begin.

Mark Oswald:

Thank you, and good morning. I’m joined by John Plant, our chairman and CEO, and Joe Cantie, our CFO. On today’s call, John and Joe will provide a brief overview of ZF’s acquisition of TRW that was announced earlier today.

At the conclusion of John and Joe’s comments, we will open the call to your questions from our sell-side analysts, and conclude the call right before the market opens, around nine-thirty. Before I turn the call over to John, let me cover a few items.

First, today’s conference call will include forward-looking statements. The forward-looking statements include statements concerning the expected timing, completion, and effects of the proposed merger, the company’s outlook for the future, as well as other statements of beliefs, future plans, and strategies, or anticipated events, in similar expressions concerning matters that are not historical facts.

There are a number of risks and uncertainties, and other important factors that could cause our actual results to differ materially from those suggested by our forward-looking statements. Please refer to the press release for our complete Safe Harbor statement.

Stockholders are urged to read the proxy statement when it becomes available, and any other documents to be filed with the SEC in connection with the (pro’s) merger, because they will contain important information about the proposed merger.

The directors, executive officers, and certain other employees of the company may be deemed participants in the solicitation of proxies from stockholders of the company, in favor of the proposed merger.

The proxy statement and our other documents filed with the SEC are available free of charge at the SEC’s website, at www.sec.gov. You may find information about the company’s executive officers and directors in its annual report on form 10-K for the fiscal year ended December 31, 2013, and in its definitive proxy statement filed with the SEC on schedule 14-A, on March 26 of 2014.

Finally, a replay of this call will be made available by tomorrow, and can be accessed via the dial-in instructions that were included in our release this morning. We have not given our permission of any other recording of this call, and do not approve or sanction any transcribing of the call. Let me now turn the call over to John.

John Plant:

Thank you, Mark, and good morning, everyone. As you’re aware, TRW announced that we have entered into a definitive agreement with ZF Friedrichshafen, under which they will acquire all the outstanding shares of TRW for $105.60 per share in cash. The transaction is valued at approximately $13.5 billion on an enterprise value basis.

ZF, which I’ll tell you more about in a moment, is a private company, and is communicating separately with its own stakeholders. For that reason, we thought it important to get on the line with you, to provide the important context that you otherwise would have to wait for our proxy filings to receive.

First and foremost, we believe that this transaction represents a fantastic opportunity for us and our shareholders with full and certain value. The acquisition price represents a premium of approximately 16 percent, and 15 percent over TRW’s undisturbed closing (stock) price of $91.40 on July 9th, 2014, and the undisturbed all time price — all time high price of $91.62 on July 7th, 2014 respectively.

The relevant details of the discussions and negotiations with ZF leading up to the (devote) agreement will be included in our proxy when filed with the SEC. Some of you have been with us a long time, and will remember March, 2009, when our stock was trading at under $2 per share during an extremely challenging period for TRW and the entire industry.

The industry has since recovered, and TRW is now widely viewed as best in class. While we have been fortunate in that our stock has been rising on the back of strong performance, after we were approached by ZF, the board and management felt that we should pursue discussions with ZF to determine if there was a transaction that was in the best interest of our shareholders.

This morning’s announcement reflects the culmination of that process. In reaching this conclusion, the company considers a variety of options, notably including the prospects of continuing to operate TRW as a stand-alone entity, which was our strategy when ZF contacted us to indicate their interest in acquiring us.

Ultimately our board unanimously determined that the transaction with ZF is the best outcome for TRW shareholders, given the value and terms agreed upon. I also note that the transaction was widely rumored for the past two months.

Indeed we issued a statement in July confirming receipt of an acquisition proposal in response to those market rumors. So we’re pleased that we were able to successfully reach agreement on the transaction with ZF in the face of uncertainty during such public — such public speculating causes.

While you know a lot about the auto industry, you may not know a lot about ZF. They’re a privately-owned German-based tier one supplier with revenues of roughly $22 billion. They operate 121 production sites in 26 countries, and employ approximately 75,000 people, providing drive line and chassis technology for (lights), commercial, and off-highway vehicles.

Together, our combined company will be a global leader in the automotive supplier business. Those well-positioned to capitalize on the favorable mega-trends in the automotive industry. The combined company will have pro forma sales of about $41 billion, which is expected to grow based upon our company’s complimentary product offerings, and leading technology positions, that serve high-growth areas such as fuel efficiency, increased safety requirements, autonomous driving.

We expect TRW will be operated as a separate business division within ZF, and the company’s plan to establish integration teams to seamlessly combine the businesses while minimizing disruption for employees, customers, suppliers, and partners.

Beyond being financially attracted to our shareholders, this transaction will also benefit our employees, who will enjoy enhancements that will result from the combined strong company. Importantly, ZF has indicated a commitment to maintain the Detroit Metro area as a major business center for the company.

Joe will give more detail on closing conditions, but the transaction is expected to close in the first half of 2015. One important item I do want to mention is the sale announced this morning by ZF of its 50 percent interest in their joint venture, ZF Lenksysteme, to the other 50 percent owner, Bosch GmbH.

The definitive agreement related to this sale has been reviewed by our German counsel, and we understand the transaction is conditioned only upon specify (anti-trust) approvals in six jurisdictions, but not including the U.S.

As part of the definitive agreement between ZF and Bosch, Bosch has agreed generally not to assert any non-competition provisions, subject to certain conditions, including with respect to ZF’s compliance, with certain of its obligations under the definitive agreement.

As you can tell, we’re excited about our transaction with ZF on a number of levels. I will now turn the call over to Joe, for a few additional comments before we open the call up to questions.

Joe Cantie:

Thank you, John, and good morning, everyone. As John mentioned, we believe the announcement this morning represents a very good outcome for our shareholders. ZF’s acquisition price of $105.60 per share values TRW at a multiple of approximately 7.6 times enterprise value to EBITDA, the highest of recent multiples for publicly traded auto suppliers.

To put this in perspective, based on Wall Street’s estimates, TRW’s stock was trading at an all-time high one-year forward at a price value to EBITDA multiple of approximately 6.5 times on July 9th, 2014, before press speculation regarding a transaction (for surface).

Additionally, our average one-year forward EV to EBITDA multiple since the IPO has been approximately 4.5 times, and our average one-year forward EV to EBITDA multiple during the 12 months leading up to the rumors in July was approximately 5.6 times.

Moreover, our stock is up over 500 percent in the last five years, and 50 percent in the last 12 months. And as John noted, we will never forget March, 2009, when our stock traded at a financial crisis low of $1.52. Clearly ZF is offering TRW stockholders outstanding value.

Now, let me quickly touch on a few additional details of the transaction, and the time line to close. The transaction has been unanimously approved by TRW’s board of directors, and ZF supervisory board, and management board, and is subject to approval of TRW stockholders, as well as customer closing conditions, including (Antitrust) and (CFIUS) clearance.

Our expectation is that ZF sale of its joint venture interest to Bosch will facilitate our receipt of these necessary anti-trust clearances. The merger agreement also contains a reverse termination fee of $450 million, payable by ZF under specific circumstances, including failure to obtain anti-trust approvals.

The transaction will be financed through a combination of ZF cash on hand, as well as debt financing that has been committed by Citi and Deustche Bank, pursuant to a fully executed credit agreement. There is no financing condition to this transaction.

Further details of the transaction will be included in the merger agreement and proxy statement which we will file with the Securities and Exchange Commission shortly. As John mentioned, we’re very pleased to be able to deliver a transaction that creates full value for our shareholders, while enabling us to enter into a partnership that we anticipate will make TRW even stronger than it is today.

We’re now happy to take a few questions on what you can appreciate will be a very busy day. As a reminder, we will conclude the call in an appropriate time to allow us to move on to other activities of the day. With that, Operator, please open the call to questions.

Mark Oswald:	Operator, is there any questions in the queue?

Operator:

Ladies and gentlemen, we will now begin the Q&A portion of today’s call. If you have a question, please press star one on your telephone keypad. If you would like to withdraw your question, please press the pound key.

As a reminder, if you’re using a speaker phone or a hands-free unit, please pick up your handset before presenting question. One moment, please, for your first question.

Mark Oswald:	Hey Operator, I see there’s a phone call in there from (John Levallo) at B of A. Can we please take his phone call?

Operator:	Your first question comes from the line of (John Levall) with Merrill Lynch.

(John Murphy):	Guys, it’s actually (John Murphy). Can you hear me?

Mark Oswald:	Hey (John), how are you?

(John Murphy):

Good, how are you? First question is if you guys can talk about the process and how this came about, you know, if there were other strategics that were also involved, and if there were other financial buyers that were involved, and how they came about.

John Plant:

Maybe I’ll start on that one, (John), and then hand it across to Joe. The — it came as a result of ZF making an approach to TRW. TRW did not go out and solicit any approaches at all, and then if Joe would like to fill in, but basically during the last let’s say couple of months, while we’ve been going through this process, and the board has been considering this matter, we have received no additional approaches.

Joe Cantie:

I — really nothing more for me to add to that, John, other than we obviously went through — our board went through the valuation of the process, and the approach from ZF, and felt that we got to a real good outcome here for our shareholders.

(John Murphy):

OK, and then just a second question, what is sort of your responsibility or tenure at the — at the new co? I mean are you guys being locked up for a year or two, or is there anything involved in a transaction where you guys would — where you choose specifically what you retain for the new co?

John Plant:	We haven’t entered into any discussions regarding either myself, nor Joe at this point in time, and I guess that will come downstream of here at the appropriate time.

(John Murphy):	But at this point there’s no requirement for either of you to stay for the success of the transaction post-purchase?

John Plant:	There’s nothing in the contract that has any requirements, and I guess discussions of a — of this nature will happen some time after the shareholder vote, and before closing.

(John Murphy):

OK, and then just lastly, is there any comment, Joe, that you might have on what happens to the existing TRW bonds? Are they somehow rolled into this — the new entity, or do they need to be refinanced? Just curious.

Joe Cantie:

We — so yes, our senior notes, as you know, we got to three senior notes, there will be a triggering event according to those notes, where the company will be required to make a 101 offer for par, so there has to be that triggering — you know, the triggering event will occur.

I think it’s a triggering event and a ratings, depends on what happens with the ratings, so there will be probably a 101 offer. I doubt that they survive the transaction. In terms of the exchangeable notes, similar thing, there is a triggering event that requires us to repurchase those notes, but those holders have the right, obviously, to exchange those notes for the shares, and take the share value of it.

(John Murphy):	OK, that’s very helpful. Congratulations, guys, hope to stay in touch.

Joe Cantie:	Thank you.

John Plant:	Thank you.

Mark Oswald:	Operator, if we have the next question, please.

Operator:	And your next question comes from the line of Ravi Shankar with Morgan Stanley.

Mark Oswald:	Hi, Ravi.

Ravi Shankar:

Hey, so (your initial question) is when the rumors first surfaced, and ZF and you both confirmed that something was going on, your initial press release said that you’re also potentially looking at other strategic actions that may be in shareholders’ interest, or something like that. Can you talk about what else you potentially looked at in addition to this deal?

John Plant:

Again, I’ll start, and if Joe would like to offer any additional comments, then he’ll do so. Essentially we would look at the full gamut of everything that any company and board should do in terms of shareholder value.

And as you know, we have in the last couple of years been considering very much, as always, actually, not just the last couple of years, but we’ve always been considering to try to maximize shareholder value in terms of driving the company, its sales, its growth, its profits, its cash.

And in the last couple of years, we have been repurchasing stock and also finessing our capital structure to try to make sure that I’ll say we were providing full value to shareholders. And we’ve considered all matters regarding what additional value for TRW shareholders on a stand-alone basis, and clearly the board has considered all of these things, and decided that the transaction that we’ve announced this morning is the best value for the TRW shareholders.

Joe Cantie:

Yes, really nothing more from me to add to that, to what John said. As he said, of course, our board and management have always been very good at looking at the alternatives available to enhance shareholder value.

They’re — that has been something that has been a constant with us. It just — we didn’t just sort of wake up when the approach from ZF was made. That was always there. Of course our board during this time period considered all the different alternatives as John said, and again, reached the conclusion that this is the best value and the right outcome for our shareholders.

Ravi Shankar:	Right, if I could just follow up with (the) initial comments, it’s that the stock is up 500 percent in the last five years, which is obviously a phenomenal achievement, and testimony to how well you guys have run the company, and capitalized on opportunities.

But then looking ahead, I mean it’s (inaudible) premium to the undisturbed stock price, just as what many investors and we believe you guys are getting into a potential inflection in your margins, and really trying to capitalize on both passive safety and active safety opportunity over time.

So I’m just thinking, as you’re looking out over the next two or three years, just looking at from the strategic value, as well as the tactical value of TRW, you know, how did you guys negotiate with ZF on the price to be paid, you know, how that value can be recognized?

Joe Cantie:

Yes, there’s not — we can’t talk to the specifics of our negotiations with ZF. I will just — Ravi, just come back to some key things that I said a little bit earlier. This purchase price represents a 7.6 times multiple on our LTM EBITDA.

When you look at the history of where TRW traded, when you look at the comps compared to deals in the automotive space, when you look at that valuation in relation to the expectations for future performance, it’s pretty compelling, and it’s a very good level for us.

And then the only other thing I’d add about the premium to our undisturbed price, which was 16 percent, we also put in our press release, and highlighted the fact that it’s a 15 percent premium to the undisturbed all-time high price. So you really have to look at that compared to the comps as well, and you’ll see that that’s a — that’s a pretty compelling premium to that undisturbed all-time high price.

And just because I know you like stats and data, I’ll throw one more in there in that if you look at the 30-day (VWAP) to the undisturbed price, it’s a 24 percent premium, so you know, (VWAP) didn’t get a better indication of where shares actually trade hands and investors invest.

You know, that’s another just data point for you to show the robustness of this price that we received. And of course our board considered that in relationship to the prospects for our future, and the risks of our plan.

Ravi Shankar:	Understood. And do you expect this to get all the anti-trust approvals, or have you (wound out) all the necessary businesses necessary to get this through?

Joe Cantie:	Yes, we do. We don’t anticipate anything that’s unusual, and as we said in our release, we expect this to close in the first half of 2015.

Ravi Shankar:

Great. Just last question from me, the combined entity, what can it achieve that TRW alone could not? I mean does access to the other parts of the car that ZF had that TRW did not, do you think that’s critical for an autonomous future, that kind of makes the combined entity a much stronger partner, or player in the industry than ZF and TRW by themselves?

John Plant:

I’ll take that one, and say I think the benefits that the future new company will have beyond obviously scale and depth and regional and customer synergies, is also the fact that there will be technology synergy by bringing together all of the aspects of TRW, with all of the drive lines and transmission expertise, to be able to provide full chassis dynamic management for the customer base. And so I think it’s pretty compelling to be able to bring that all together.

Mark Oswald:	And with that, Operator, I think we’re pushing our time limit, so if we could take one more final question, that would be great.

Operator:	We will now take our final question from the line of Michael Ward, with (Thirgy Agy).

Michael Ward:	Two things, first of all, do you have a timing of when the shareholder vote will be?

Joe Cantie:	We don’t have that currently. We expect it to happen before the end of the year.

Michael Ward:	Before year end, OK. Secondly, have you received any customer feedback on the combined entity?

John Plant:

Not this morning, on this one, Mike, because it’s a bit quick, because we’ve just been totally absorbed, but we have had customer feedback during the process, and from a range of customers, large and small, U.S. and non-U.S., or let’s call it European and Asian. And every comment has been positive.

Michael Ward:	That’s great. Thank you, gentlemen, hope to see you soon.

Joe Cantie:	Thank you.

Mark Oswald:	Great, thank you.

John Plant:	Thank you.

Mark Oswald:	Operator, if we could please move to conclude the call.

Operator:	This does conclude today’s conference call. We appreciate your participation. You may now disconnect at this time.

END

TRW Automotive Inc.

Moderator: John Plant

09-15-14/10:00 a.m. ET

Confirmation # 5300486

TRW Automotive Inc.

Moderator:   John Plant

September 15, 2014

10:00 a.m. ET

Operator:

Good morning, and welcome to the TRW Special Management Call. All lines have been placed on listen only mode. As a reminder, this conference call is being recorded. After these speakers’ remarks, there will be a question and answer period. If you would like to ask a question during the Q&A period, you can at any time, press star then a number one on your telephone keypad, and you will be entered into the question queue.

Alternatively, if you would like to withdraw your question, press the pound key, and you will be removed from the queue. If you are using a speaker phone or a hands free unit, please pick up your handset before presenting your question. I would now like to introduce your host for today’s conference call, Mr.  John Plant, Chairman and CEO of TRW Automotive. Sir, you may begin your conference.

John Plant:

So, good morning, everyone, and thank you for getting on to this call with such little notice. I’ll try and keep the call fairly brief to allow people to do their normal work. It wasn’t something (that we had) anticipated this morning. But I wanted to highlight to everybody the fact that we issued a press announcement this morning that, that we would be selling the TRW shares to, to ZF.

And that we entered it into a definitive agreement to, to do so at a price of $105.60 per, share in all cash transactions. And that’s, it was announced after 9 o’clock this morning. And subsequent to that, a, a teleconference has also

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been held with our investors. And the — (subject) to Q&A with our investors as well.

And I’ve just moved from that call to this call. And (we’re also, have provide) employees with the opportunity of asking me any questions. So, as you know, over the recent months because we did make a press announcement in July. That we’ve been discussing with ZF, the possibility of bringing these two great companies together. TRW has made a full evaluation of the transaction.

And clearly we’ve decided and the Board decided that this was the right course of action to take. Firstly, I’d like to say to you that we were not looking to sell TRW. But ZF approached us. And of course, this is different to maybe your own personal situation whether you would do a transaction.

Their company has a full and a Board has a fiduciary duty to consider any approach made to us. And compare and contrast that to any other value enhancements, and proposals that he could come up with. And, and TRW has done that. And the Board has been fully engaged during this, this period to evaluate all possibilities.

And as you can see by the announcement this morning, a conclusion has been made. And we believe this makes sense to our shareholders, to our employees, and also to our customers. And feedback from shareholders during this period and feedback from customers during this period, it has been positive in favor of the transaction.

You will have read the — that the acquisition price, or I told you the acquisition price is a, a $105.60 per share. This is a 15 percent premium over our all time high of the undisturbed share price before the transaction leaked. And probably more relevant to try and put that in context for you is the, the multiple compared to, to EBITDA.

So, the enterprise value of the Company to EBITDA is at 7.6 times. And to try to put that in context for you because one of the main valuation mechanisms for a company is how does the trade compare to its enterprise value to EBITDA. And, and basically since our IPO in 2000 — in early 2004,

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the, the forward, one year enterprise value to EBITDA, it has been averaging about 4.5 times.

And in the 12 months leading up to July the 9th, then it was — (say a) 5.6 times. And then as the (ultimated) — the all time high was at 6.5 times. So, the view is and was, and has been that at 7.6 times. That this offers a full value to our shareholders. Hence, we believe it’s a good deal. And that’s why the Board approved it compared to any alternative.

So, what does it mean for the Company? Well, first of all the Company in the future will be bigger. It will bring the full experience of the transmission and the drive line business from ZF. And combine that with our active safety; and that’s our braking and steering, and also the (occupant) safety, our (passenger) safety business.

And add to that, all of our electronics in particular, the, the electronics of radar and camera; which allow the prospect of semi and (why maybe one there, and Thomas Driving). Then this brings together a powerhouse of technology to be able to provide those benefits to our customers. So, we think this is a growth opportunity for the Company.

And it’s a growth opportunity we believe for our employees. So, what happens next? First of all, we have to seek the approval of our shareholders. Subsequent to that, we are expecting to clear the regulatory review of antitrust in a number of countries. And, of course, until those two things happen, we just run the Company as is. And even when those two things have happened, what do we do?

The answer is we continue to run the Company as is. And we’ll continue to focus on performance. And for performance for us, it means that we will grow the Company. We will generate profits. And we will generate cash. And that’s what it’s all about.

That’s what it’s always been about for TRW. And that’s the way it will always be about in any ongoing combination with the — with ZF. And so, so what do I expect from now? It is that at some point, we’ll be forming integration teams.

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We’ll also have a regular communication process where we can answer questions for people. And this morning, we’ll be turning a, a brief for people to use in their (on) — onward communications and a Q&A document that you can use for meetings with the employees. So, what and what do we think? I mean, we think that it’s, it’s a good deal for TRW.

We think it’s a good deal for ZF. We think it produces a world meeting and future powerhouse of a company. And as always, we’re going to be focused on driving value, and driving for our customers, and driving value for our shareholders, and driving performance in the, the way we’ve always done. And, and now I’ll open the, the call to Q&A.

Operator:

Ladies and gentlemen, we will now begin the question and answer portion of today’s call. If you have a question, please press star one on your telephone keypad. If you would like to withdraw your question, press the pound key.

As a reminder, if you are using a speakerphone or a hands free unit, please pick up your handset before presenting your question. One moment, please for the first question. And again, that’s star one to ask a question.

John Plant:

And it always seem to take a little bit of time for people to, to be able to answer — or ask a question. And I’m sure there’s going to be some. And we tend not to get so many. Maybe the more we’ve communicated with people in the quarterly calls that we see fewer questions.

Sometimes we have e-mail questions. But clearly, this morning given the timing of this call, there are no e-mail questions to me. And, and so, with that (by way of) instruction, I’ll see if, if there are any calls. There cannot be stunned silence.

Operator:	We do have a question from the line of (Jeff Garrett) of (Washington).

(Jeff Garrett):

Hey, John. I see something out on the wire. And the note says ZF has stated that TRW will be operated as a separate business division within ZF. So, I’m just wondering if you could expound exactly what they’re getting at by that statement?

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John Plant:

Well, I, I think when you look at the, the size of TRW, it’s, it’s — obviously it’s a massive entity. And it’s just a little bit smaller than ZF is today. And I think for the — for the ease of operating purposes that they see that’s the best and most efficient, and productive way is to have TRW as a — as a reporting entity within the, the ZF family of companies.

(Jeff Garrett):	OK, I see, thank you.

John Plant:

But not — there’s not really a lot to add to that. I mean, clearly we’re going to be looking for areas of value creation. And whether that’s in purchasing. Or it’s efficiency. Whether it’s anything we can do by way of enhancing the offerings of the customers in the market and integration in technology.

And in particular, the, the driver (assist) systems and the control into this whole I’ll say safety (domain and ECU), and the — and the (drive line). But it really is I’ll say the way — it has to extract all of that, I think. At the same time, maintaining the, the focus on that which we do; which is drive growth, profit, and cash.

(Jeff Garrett):	Good, thank you.

John Plant:	Thank you.

Operator:	And there are no further questions at this time.

John Plant:

OK, I’ll just wait a few moments in case questions are about to come in. sitting opposite me is Colleen Hanley, the head of communications. And maybe she would like to ask a question on behalf of the communications team. But if not, I understand Colleen.

Colleen Hanley:

Well, John, you commented in your remarks, the commitment to keep your organization informed, you know, as information is made available. Just to clarify for the group, we plan to use the Intranet. And we plan to create an e-mail box where we can pull those questions in and provide answers in a timely fashion.

John Plant:	Thanks, Colleen. So, I’ll wait a few more moments before closing the call.

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Operator:	And again, there’s star one to ask a question. That’s star one on to our telephone keypad to ask a question. We do have a question from the line of (Michael Lee).

John Plant:	Go ahead, (Michael), obviously you can come off mute, if you would?

(Michael Lee):

There we go. Good morning, John. I have two questions. The first one is for you. What happens to TRW stock in the time between now, the announcement of a setting of the price and then the closing of the transaction?

John Plant:	It just continues to be traded on the exchange as always.

(Michael Lee):

OK, and then, thank you. And then the next question is for Colleen. Perhaps what about communication to customers. Is there any forward communication that was — that’s already been planned? And is there anything that we should continue to do on the — at the business unit level and the sales level —?

John Plant:	Yes, we (never said) —

(Michael Lee):	— With regards to that?

John Plant:

— Any communications pack out, (Mike). And, and also, we do plan to communicate with stakeholders. Clearly customers or our stakeholders; and, and we’ll be doing that say basically as soon as I’m able to surface from both the, the transaction itself and all of the negotiations. Now, the announcement to the shareholders and now the announcement to the employees; and so, we’re now, if they’re going to a communication sequence, the customers are clearly (passed) after that.

(Michael Lee):	OK, very well, thank you very much.

John Plant:	Thank you.

Operator:	And again, that’s star one to ask a question. We do have a question from the line of (Matthias Phelan).

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Male:	(Matthias), your line.

(Frank):	Hey, John, and this is (Frank actually). A question on between now and the closing of the transaction. Is there any expected management involvement in the (call) in the operation or business units?

John Plant:	I think by that, you would probably mean will there — or will there be some form of meetings of integration teams? I, I — (yes), I’ve already tried to cover that (inaudible) (Frank).

And the anticipation is yes, at the right time. And we have to define (what) the right time is. Because we also need to get a, a clear view of the, I’ll say timing of closing of the transaction post the shareholder vote. Then, because we don’t want to start too soon, and we clearly don’t want to start too late.

But we also (just now) need to look at so what are the opportunities and benefits that we can bring to bear for the new entity? And clearly, there should be benefit in terms of technology, (technology) benefits (in terms of say cross working between the different technologies. And benefits within purchasing; and benefits in terms of how we run manufacturing activities.

And, and so many other things, I mean, there’s, there’s a lot of work that will need to be done in terms of, of the integration such that at, at the time it was when the transaction does close — and move to the next stage. It’s a very seamless fashion.

(Frank):

I, I meant less of a (major) — I meant less the integration (of) (inaudible) (than) as of the mode of planning side. I mean, really in terms of making business decisions, or are they still going to be (channel) their (call) into the Board of TRW as a division of (ZF) eventually?

John Plant:	Yes, I mean, I, I guess that’s pretty simple, (Frank). I mean, everything continues to be as it is. So, unfortunately, if you need a (CQA time), which is to be able to (inaudible).

(Frank):	(Inaudible)?

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John Plant:	You send it to me. If you want some —

(Frank):	(OK).

John Plant:	— (Inaudible) (science), you send it to me.

(Frank):	Send it to you? OK, (good), and that’s right. (We could) (inaudible).

John Plant:	I mean, what else do you want?

(Frank):	I don’t. And there are many more things. But I know where to go now.

John Plant:	There are many more things.

(Frank):	It’s you.

John Plant:	I mean, (heck).

(Frank):	(Yes).

John Plant:	You’re one hell of a resource needy guy.

(Frank):	OK, (inaudible), and thank you.

John Plant:	OK. Everything continues as normal.

Operator:	And there are no further questions from the phone line.

John Plant:	I’ll just wait just one more moment in case there are any other questions. And, and then I’ll move to, to wrap up the call here.

Operator:	And again, that’s star one to ask a question.

John Plant:

So, I’m now going to move to, to wrap up this, this call. Again, thank you for participating at such short notice. Clearly, at this time, we need to remain highly focused on what we do. And we remain highly focused on our performance. Because whether it’s been this or anything else, the only thing that’s important is ultimately that performance.

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And (it’s our) performance now. And it’s our performance in the future. And we all understand what performance means. It means developing the products, launching the products and delivering great quality; and driving our sales, achieving the outcomes, which is, is to have good profits and good cash.

And that allows us to invest for the future and build the Company, and build the future company. Now, to do that, we need everybody’s support. We need everybody to be clear and pulling on the same end of the rope. And that’s really, really important to us.

There is no case for distraction. We have not allowed ourselves to be distracted during the course of this, of this process. Essentially, I’ve tried to shield the organization from this. And it involves really very few people only because it’s, it’s only those areas which are critical to, to the outcome like everything we should utilize those resources.

And we keep everybody focused on what we do; which is basically we engineer parts. We make parts. And we sell parts. And we produce profits. And that’s what we do now. And that’s what we’ll be doing in the future.

And to do that, we just need everybody to be clear and continue to work together in the great way we do today. And provide support to the Company and provide support to the future company; and provide support to the transaction. And I just want to say thank you all for doing that. And thank you all for doing it in the future. And with that I’ll close the call.

Operator:	Ladies and gentlemen. Ladies and gentlemen, this does conclude today’s conference call. You may now disconnect.

Colleen Hanley:	Thank you, (everybody).

END

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